Exhibit 99.1

Press Release

National Mentor Holdings, Inc.’s Hugh R. Jones, III, Executive Vice President
and Chief Administrative Officer, Resigns Effective December 31, 2010

BOSTON, Massachusetts, November 22, 2010 – National Mentor Holdings, Inc. announced today the resignation of Hugh R. (Tripp) Jones, III, Executive Vice President and Chief Administrative Officer, effective December 31, 2010. Jones joined the company in 2003 as Senior Vice President (SVP) of Public Strategy, was promoted to SVP and Chief Administrative Officer in 2004, and was elevated to his current position in 2008.

“Having joined The MENTOR Network shortly before the transformational REM acquisition in 2003, Tripp came to The Network at a pivotal time in its history and he has contributed meaningfully to the company’s success during the last eight years,” said Edward Murphy, Chief Executive Officer. “In particular, Tripp spearheaded strategic planning efforts to leverage our scale, as well as new technology, recruited new talent, including several members of the senior leadership, and led the development of a more sophisticated group of corporate functions to support our operations and their growth. We are grateful for Tripp’s service to our company and his commitment to our workforce and those we serve. We wish the best for him and his family.”

Murphy also noted Jones’ leading role in the establishment of The MENTOR Network Charitable Foundation, which works to build on The Network’s innovative approach to human services by seeking new solutions and creative ideas for enhancing the lives of people with disabilities and youth and families facing emotional, behavioral and other challenges, and by expanding opportunity for those served by the company. Since its launch in 2007, Jones has served as the Foundation’s President.

“It has been a privilege to work with such a unique and special organization during a period of tremendous growth and change,” said Jones.  “I will be forever grateful for the opportunity I have had to support and learn from The Network’s extraordinary caregivers and the people and families they serve.”

National Mentor Holdings, Inc., which markets its services under the name The MENTOR Network, is a leading provider of home and community-based human services to adults and children with intellectual and/or developmental disabilities, acquired brain injury and other catastrophic injuries and illnesses; and to youth with emotional, behavioral and medically complex challenges. The MENTOR Network’s customized services offer its clients, as well as the payors of these services, an attractive, cost-effective alternative to health and human services provided in large, institutional settings. The MENTOR Network provides services to clients in 36 states. Additional information is available on the company’s web site at www.thementornetwork.com.

CONTACT: Dwight Robson at 617-790-4293 or dwight.robson@thementornetwork.com

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